                                                                    Exhibit 12.1


Young Broadcasting Inc.
Ratio Calculation                                Actual      Actual      Actual      Actual        Actual       Actual     Actual
                                                12/31/96    12/31/97    12/31/98    12/31/99      12/31/00    9/30/2000   9/30/2001
                                              -------------------------------------------------------------------------------------
Fixed Charges

Interest Expense                               40,738,690  64,102,237  62,617,274  62,980,836   95,842,753   63,609,986  60,836,304


Amortization of Debt Issuance Costs             2,802,831   4,248,834   4,516,612   4,612,634    4,604,438    3,453,329   3,809,967
and Bond Premium



Interest Portion of Rent Expense                  643,200     643,200     532,800   1,123,200    1,356,600      842,400   1,147,725
                                              -------------------------------------------------------------------------------------


                         Total Fixed Charges   44,184,721  68,994,271  67,666,686  68,716,670  101,803,791   67,905,715  65,793,996
                                              =====================================================================================
Earnings (Loss)

Income (Loss) from Operations                     905,299  (1,106,268)  3,999,029 (21,542,075)  15,489,384    8,989,300 (36,998,035)

Fixed Charges                                  44,184,721  68,994,271  67,666,686  68,716,670  101,803,791   67,905,715  65,793,996
                                              -------------------------------------------------------------------------------------

                                               45,090,020  67,888,003  71,665,715  47,174,595  117,293,175   76,895,015  28,795,961
                                              =====================================================================================


Ratio of Earnings to Fixed Charges                   1.02           -        1.06           -         1.15         1.13          --
                                              =====================================================================================
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(1) For the years ended December 31, 1997 and 1999, our earning's were insufficient to cover fixed charges by approximately $1,106,268 and $21,542,075, respectively. For the nine months ended September 30, 2001, our earnings were insufficient to cover fixed charges by approximately $36,998,035. Fixed charges consist of interest expense, including capitalized interest, amortization of fees related to debt financing and rent expense deemed to be interest.